UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2025

HERITAGE INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36462	45-5338504
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 N. Westshore Blvd Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 362-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HRTG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On July 22, 2025, Heritage Insurance Holdings, Inc. and its subsidiary guarantors (together, the “Company”) entered into the Amended and Restated Credit Agreement dated as of July 22, 2025 (the “Amended and Restated Credit Agreement”) with the lenders from time to time party thereto and Regions Bank, as administrative agent and collateral agent. The Amended and Restated Credit Agreement amended and restated in its entirety the Credit Agreement dated as of December 14, 2018 (as amended to date, the “Prior Credit Agreement”).

The Amended and Restated Agreement, among other things, (i) increases the overall size of the senior secured credit facilities to an aggregate principal amount of up to $200.0 million (increased from $150.0 million), consisting of (a) a revolving credit facility that continues to have an aggregate principal amount of up to $50.0 million (inclusive of a $25.0 million sublimit for swingline loans), but with an extended maturity of July 2030 (from July 2026), (b) a term loan facility for an aggregate of $75 million principal amount outstanding as of the date of the Amended and Restated Agreement, with an extended maturity of July 2030 (from July 2026), and (c) a $75 million committed delayed draw term loan that may be advanced to finance specified permitted acquisitions and investments, subject to satisfaction of conditions to borrowing and compliance with a specified consolidated leverage ratio, in up to five separate installments during the two year period following the effective date of the Amended and Restated Agreement with a maturity of July 2030, (ii) reduces the applicable margin for loans from (a) the prior range of 2.75% to 3.25% (plus the 0.10% credit adjustment spread) to a range from 2.50% to 3.00% per annum for SOFR loans (and removes the 0.10% SOFR credit adjustment spread) and (b) the prior range of 1.75% to 2.25% per annum for base rate loans to a range from 1.50% to 2.00%, in each case based on a consolidated leverage ratio ranging from less than or equal to 1-to-1 to greater than 1.5-to-1 (previously less than 1.25-to-1 to greater than 2.25-to-1) and (iii) amend the terms of specified financial and negative covenants, which will generally allow the Company more flexibility, including to sell certain real estate assets located in Clearwater, Florida. All other material terms remain unchanged in the Amended and Restated Credit Agreement.

The net proceeds from the advance, along with cash on hand, were used to repay approximately $78 million in principal amount outstanding under the Prior Credit Agreement, including to pay accrued interest, fees, costs and expenses in connection with the closing of the Amended and Restated Agreement.

Certain Relationships

The lenders under the Credit Agreement and their affiliates may in the future engage in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they may receive customary fees and expenses.

The above summary description of the Amended and Restated Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Amended and Restated Agreement, a copy of which is filed herewith as Exhibit 10.30, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is hereby incorporated into this Item 2.03 by reference thereto.

Item 9.01	Financial Statements and Exhibits.

No.	Exhibit

10.30	Amended and Restated Agreement to Credit Agreement, dated July 22, 2025, among Heritage Insurance Holdings, Inc., certain subsidiaries of Heritage Insurance Holdings, Inc. from time to time party as guarantors, the lenders from time to time party and Regions Bank, as Administrative Agent and Collateral Agent.

104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE INSURANCE HOLDINGS, INC.

Date: July 24, 2025	By:	/s/ Kirk Lusk
Kirk Lusk
Chief Financial Officer